Exhibit 99.1

American States Water Company Announces Approval by the U.S. Government of Contract Modifications for Capital Projects

SAN DIMAS, Calif.--(BUSINESS WIRE)--October 6, 2009--American States Water Company (NYSE:AWR) announced that the U.S. government issued contract modifications to subsidiaries of AWR’s American States Utility Services, Inc. (“ASUS”) unit. The modifications provided funding for $7.3 million in new construction projects at ASUS’ Fort Bliss Water Services Company, Old Dominion Utility Services, Inc., Terrapin Utility Services, Inc., and Old North Utility Services, Inc. subsidiaries. The majority of this work will be performed during calendar year 2010. ASUS’ Palmetto State Utility Services, Inc. subsidiary also received on September 30 a modification for a $1.1 million equitable adjustment. This modification provides reimbursement for emergency construction costs previously incurred at Fort Jackson, South Carolina. The majority of the costs on these projects at Fort Jackson had been previously recognized by ASUS as construction expense in 2008. The recognition of construction revenues was pending the approval of the request for equitable adjustment by the U.S. government. As a result of this modification, AWR will recognize construction revenues and operating income of $1.1 million during the third quarter of 2009.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary
(909) 394-3600, extension 707